EXHIBIT 5.1
                           OPINION AS TO LEGALITY
                             WITH CONSENT TO USE

                         RANDALL W. HEINRICH, P.C.
                        8 Greenway Plaza, Suite 818
                           Houston, Texas 77046

Telephone: 713/951-9100                         Fax: 713/961-3082

June 23, 2003


U.S. Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

          RE:       Registration Statement on Form SB-2 Under the
          Securities Act of 1933 (the "Registration Statement"), of Waterloo Ventures Inc., a Nevada corporation (the "Company"), (SEC File No. 333-100318)

Gentlemen:

      I have acted as special counsel for the Company for the limited purpose of rendering the opinions set forth below in connection with the registration (pursuant to the Registration Statement) of 1,660,000 shares (the "Shares") of the common stock, par value $.001 per share, of the Company.

      In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

          1. Certificate of Incorporation of the Company, as amended to date;

          2.   Bylaws of the Company, as amended to date;

          3. The records of corporate proceedings relating to the issuance of the Shares; and

          4.   Such other instruments and documents as I have believed
          necessary   for  the  purpose  of  rendering  the  following
          opinions.

      In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to the opinions set forth below, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

     In addition to the items listed above, I have reviewed a draft version of Amendment No. 3 of the Registration Statement solely for purposes of rendering the opinions set forth below. However, I was not engaged to prepare or review (either the form or the content of) any portion of the Registration Statement.

      Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Shares were duly authorized by all necessary corporate action on the part of the Company, and, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion letter with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.


                                   Very truly yours,

                                   RANDALL W. HEINRICH, P.C.


                                   By: /s/Randall W. Heinrich
                                   Randall W. Heinrich, President